Exhibit 99.1
Genitope Corporation Announces Financial Results for Fourth Quarter and Year Ended December 31, 2006
FREMONT, Calif. — (BUSINESS WIRE) — March 13, 2007
2006 Corporate Progress and Outlook
“Several important accomplishments were made in 2006”, said Dan Denney, Jr., Ph.D., Genitope Corporation’s Chairman and Chief Executive Officer. “We initiated a clinical trial for MyVax® personalized immunotherapy for the treatment of chronic lymphocytic leukemia, we made important advancements with our monoclonal antibody program, and several key hires were made that strengthened our organization. Additionally, in February of 2007, we released updated information on our pivotal phase 3 clinical trial using MyVax® personalized immunotherapy. We are encouraged by the update as it demonstrated a positive trend toward progression free survival based on the observed slowing of the rate of cancer progressions in the patients in the still blinded study. Results from the 287 patient trial are expected by year end.”
John Vuko, Genitope’s Chief Financial Officer, commented that, “We have completed the move into our new manufacturing and corporate headquarters facility located in Fremont, California. Additionally, cash flow for the first quarter of 2007 will reflect the majority of the remaining payments for the completion of our new facility. We believe that our cash, cash equivalents and marketable securities at the end of 2006 are sufficient to fund operations and capital spending through at least the end of 2007.”
Financial Results
For the fourth quarter of 2006, Genitope Corporation reported total operating expenses of $13.9 million and a net loss of $14.3 million, or $0.40 per share. This compares to total operating expenses of $9.7 million and a net loss of $8.8 million, or $0.31 per share, for the fourth quarter of 2005. For the year ended December 31, 2006, Genitope Corporation reported total operating expenses of $51.6 million and a net loss of $48.9 million, or $1.39 per share. This compares to total operating expenses of $33.5 million and a net loss of $30.4 million, or $1.08 per share, for the year ended December 31, 2005. During the first quarter of 2006, Genitope adopted the provisions of, and began to account for stock-based compensation in accordance with, the Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 123—revised 2004 (“SFAS 123R”), “Share-Based Payment.” The increased operating expenses reported for the fourth quarter of 2006 and year ended December 31, 2006 were due in part to $1.2 million and $5.2 million, respectively, of stock option expense recognized as a result of the adoption of SFAS 123R. The decrease in net interest income reported for the fourth quarter of 2006 and year ended December 31, 2006 was primarily due to $1.1 million of non-cash interest expense related to the new manufacturing facility and corporate headquarters. The remainder of the increase in net loss was primarily due to higher staffing levels and other operating costs required to support Genitope’s ongoing preparations to commercialize MyVax® personalized immunotherapy and advance our monoclonal antibody program, as well as recognition of higher rent and depreciation expenses associated with the Genitope’s new manufacturing facility and corporate headquarters.
As of December 31, 2006, Genitope Corporation had cash and cash equivalents and marketable securities of $61.3 million, including $9.6 million that secures letters of credit related to the construction build-out of Genitope’s new manufacturing facility and corporate headquarters and was restricted as to its use. Cash, cash equivalents and marketable securities at December 31, 2006 decreased by $19.8 million from the comparable balance at December 31, 2005 of $81.1 million (including $38.8 million that secured letters of credit and was restricted as to its use). The cash usage in 2006 was partially offset by the completion, in February of 2006, of a follow-on public offering of 7,360,000 shares of common stock at a price of $8.50 per share, with net proceeds to Genitope of approximately $58.5 million.

About Genitope Corporation
Genitope Corporation (Fremont, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® personalized immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. For more information on the company, please log on to http://www.genitope.com.
Forward-Looking Statements
This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including but not limited to statements about the sufficiency of the Company’s current cash, cash equivalents and marketable securities to fund operations and capital spending through at least the end of 2007 and the timing of the results from the Company’s pivotal phase 3 clinical trial for follicular non-Hodgkin’s lymphoma. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks related to the progress, timing and results of Genitope Corporation’s clinical trials, difficulties or delays in obtaining regulatory approval, unanticipated expenditures or liabilities, competition from other pharmaceutical or biotechnology companies, the risks of growth and dependence on key personnel, risks relating to the manufacturing of MyVax® personalized immunotherapy, intellectual property matters, and other risks detailed in Genitope Corporation’s filings with the Securities and Exchange Commission, including its Quarterly Report for the fiscal quarter ended September 30, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

GENITOPE CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

					Cumulative
					Period from
					August 15, 1996
	Three Months Ended		Twelve Months Ended		(date of inception)
	December 31,		December 31,		to December 31,
	2006	2005	2006	2005	2006
Operating expenses:
Research and development	$11,378	$7,370	$40,241	$25,867	$141,174
Sales and marketing	586	1,116	2,740	2,704	10,167
General and administrative	1,971	1,211	8,627	4,938	26,149

Total operating expenses	13,935	9,697	51,608	33,509	177,490

Loss from operations	(13,935)	(9,697)	(51,608)	(33,509)	(177,490)

Loss on extinguishment of convertible notes and cancellation of Series E convertible preferred stock warrants	—	—	—	—	(3,509)
Interest income (expense), net	(365)	934	2,696	3,085	5,281

Net loss	(14,300)	(8,763)	(48,912)	(30,424)	(175,718)

Dividend related to issuance of convertible preferred shares and the beneficial conversion feature of preferred stock	—	—	—	—	(18,407)

Net loss attributable to common stockholders	$(14,300)	$(8,763)	$(48,912)	$(30,424)	$(194,125)

Basic and diluted net loss per common share attributable to common stockholders	$(0.40)	$(0.31)	$(1.39)	$(1.08)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	36,011	28,384	35,081	28,271

GENITOPE CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
UNAUDITED CONDENSED BALANCE SHEETS
(in thousands, except per share and share data)

	December 31,	December 31,
	2006	2005

ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$51,682	$42,358
Prepaid expenses and other current assets	3,312	2,210

Total current assets	54,994	44,568

Restricted cash and marketable securities	9,579	38,762
Property and equipment, net	93,479	31,065
Other assets	2,371	1,000

Total assets	$160,423	$115,395

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,551	$4,084
Accrued and other current liabilities	4,814	4,128
Lease financing liabilities — current	—	4,400
Current lease obligations	—	24
Current portion of credit line	1,662	—

Total current liabilities	12,027	12,636

Lease financing liabilities — noncurrent	40,203	14,997
Accrued interest — noncurrent	1,738	790
Noncurrent lease obligations	—	24
Noncurrent portion of credit line	3,609	—

Total liabilities	57,577	28,447

Stockholders’ equity
Common stock, $0.001 par value, 65,000,000 shares authorized; Issued and outstanding: 36,052,685 shares at December 31, 2006 and 28,454,385 shares at December 31, 2005	36	28
Additional paid-in capital	296,962	232,620
Deferred stock compensation	(19)	(166)
Accumulated other comprehensive loss	(8)	(321)
Deficit accumulated during development stage	(194,125)	(145,213)

Total stockholders’ equity	102,846	86,948

Total liabilities and stockholders’ equity	$160,423	$115,395